EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 9, 2007, accompanying the consolidated financial statements (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, and Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans) and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Superior Uniform Group, Inc. on Form 10-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Superior Uniform Group, Inc. on Form S-8 (File No. 333-105906, effective June 6, 2003).

/s/ GRANT THORNTON LLP
Tampa, Florida

March 9, 2007